Exhibit 99.1

RailAmerica Reports First Quarter 2004 Results

Income from Continuing Operations of $0.14 per Diluted Share

Boca Raton, FL – April 29, 2004 – RailAmerica, Inc. (NYSE: RRA) today reported first quarter 2004 earnings from continuing operations of $4.6 million, or $0.14 per diluted share, compared to $5.8 million, or $0.18 per diluted share, for the first quarter of 2003.

     Consolidated revenue from continuing operations for the first quarter ended March 31, 2004 increased 12% to $97.0 million, from $86.5 million in 2003. Operating income for the first quarter of 2004 was $15.7 million, compared to $17.0 million in 2003. Net income, which includes discontinued operations, was $1.3 million, or $0.04 per diluted share for the 2004 quarter compared to $4.3 million, or $0.14 per diluted share in 2003. First quarter 2004 net income included a $4 million, or $0.12 per share; tax charge resulting from the sale of the Company’s interest in Ferronor, a Chilean railroad.

     Gus Pagonis, Chairman of RailAmerica, said, “Although our North American operations were challenged by higher fuel and labor costs, we were pleased by their results. We completed the acquisition of the Central Michigan Railway and successfully integrated it into our Huron & Eastern Railway. We were encouraged with our improving North American “same railroad” carload levels which increased 4.3% to 286,981, from 275,219 during the first quarter of 2003. The 4.3% increase is higher than any quarter during 2003. In addition, the strengthening Canadian dollar and organic growth led to a 5.3% increase in revenue.”

     Freight Australia’s revenue for the first quarter of 2004 increased $18.5 million or 89%, to $39.2 million from $20.7 million for the first quarter of 2003. Grain tonnage hauled in the first quarter of 2004 increased 120% to 1.1 million tons from 0.5 million tons in the first quarter of 2003. Freight Australia’s operating income increased to $2.6 million compared to a loss of $1.0 million in 2003 primarily due to the resumption of grain shipments following the end of the drought.

     Michael J. Howe, Executive Vice President and Chief Financial Officer, said, “In February, we closed on the sale of our 55% interest in Ferronor, a Chilean railroad, and in March, we announced that we executed a share sale agreement for our Australian operation, Freight Australia. For the sale of Ferronor, RailAmerica received $18.1 million which consisted of a cash payment of $10.75 million and $7.4 million in secured instruments that bear interest and are payable over a 6-1/2 year period. In addition, this sale eliminated $20 million of debt from our balance sheet. In March, RailAmerica executed an agreement to sell 100% of its ownership in Freight Australia to Pacific National for AUD $285 million (US $206 million based on recent exchange rates). Subject to approval by the State of Victoria and the Australian Competition and Consumer Commission and satisfaction of other closing conditions, we anticipate closing the transaction in the second quarter of 2004. Additionally, during the first quarter, $8.1 million of our junior convertible bonds were converted into common stock at the conversion price of $10.00 per share resulting in a remaining balance of $13.7 million, which will either be converted or redeemed by July 31.”

     RailAmerica, Inc. (NYSE: RRA) is the world’s premier short line and regional railroad operator with 47 railroads operating approximately 12,000 miles in the United States, Canada, and Australia. The

Company is a member of the Russell 2000® Index. For more information about RailAmerica, please visit our website at www.railamerica.com

     DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell Freight Australia and non- operating/non-strategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

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- Tables to Follow -

RAILAMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
(Amounts in thousands, except per share)	2004	2003
Operating revenue	$97,043	$86,478
Operating expenses:
Maintenance of way	11,169	8,952
Maintenance of equipment	3,666	3,526
Transportation	28,168	23,347
Equipment rental	9,493	8,147
SG&A	22,511	20,201
Net gain on sale of assets	(378)	(367)
Depreciation and amortization	6,752	5,638

Total operating expenses	81,381	69,444

Operating income	15,662	17,034
Interest and other expense (including amortization costs)	(8,203)	(8,029)

Income from continuing operations before income taxes	7,459	9,005
Provision for income taxes	2,840	3,193

Income from continuing operations	4,619	5,812
Loss from sale of discontinued operations, net of income taxes	(3,951)	—
Income (loss) from discontinued operations, net of income taxes	607	(1,478)

Net Income	$1,275	$4,334

Diluted earnings (loss) per common share:
Continuing operations	$0.14	$0.18
Discontinued operations	(0.10)	(0.04)

Net income	$0.04	$0.14

Weighted average diluted shares outstanding	33,894	34,082

RAILAMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Amounts in thousands)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$7,819	$13,714
Accounts and notes receivable, net	53,676	52,312
Current assets of discontinued operations	32,488	36,319
Other current assets	12,507	12,118

Total current assets	106,490	114,463
Property, plant and equipment, net	858,032	826,646
Long-term assets of discontinued operations	216,568	263,007
Other assets	33,089	28,374

Total assets	$1,214,179	$1,232,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$17,411	$25,093
Accounts payable	37,779	34,851
Accrued expenses	27,971	31,290
Current liabilities of discontinued operations	21,726	40,338

Total current liabilities	104,887	131,572
Long-term debt, less current maturities	340,840	327,280
Subordinated debt	121,827	121,506
Deferred income taxes	153,143	150,784
Long-term liabilities of discontinued operations	96,927	115,907
Other liabilities	12,162	13,681
Stockholders’ equity:
Common stock	33	32
Additional paid-in capital	275,640	262,384
Retained earnings	64,020	62,745
Accumulated other comprehensive income	44,700	46,599

Total stockholders’ equity	384,393	371,760

Total liabilities and stockholders’ equity	$1,214,179	$1,232,490

RAILAMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
(Amounts in thousands)	2004	2003
Cash flows from operating activities:
Net income	$1,275	$4,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,849	10,991
Gain on sale of assets	(378)	(367)
Deferred income taxes and other	6,768	2,300
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(4,517)	938
Other current assets	(554)	2,246
Accounts payable	(8,254)	(7,008)
Accrued expenses	(1,425)	(8,336)
Other assets and liabilities	3,971	(1,012)

Net cash provided by operating activities	8,735	4,086

Cash flows from investing activities:
Purchase of property, plant and equipment	(18,926)	(11,796)
Proceeds from sale of assets	9,501	917
Acquisitions, net of cash acquired	(24,645)	(3,547)
Deferred acquisition costs and other	(864)	(72)

Net cash used in investing activities	(34,934)	(14,498)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	57,274	—
Principal payments on long-term debt	(41,494)	(242)
Proceeds from exercise of stock options and warrants	4,671	282
Purchase of treasury stock	—	(542)
Other	(26)	—

Net cash provided by (used in) financing activities	20,425	(502)

Effect of exchange rates on cash	(121)	355

Net decrease in cash	(5,895)	(10,559)
Cash, at beginning of period	13,714	28,887

Cash, end of period	$7,819	$18,328

RAILAMERICA, INC. AND SUBSIDIARIES
Selected Financial Information – North America / Australia
(Unaudited)

	Three Months Ended March 31,
(Amounts in thousands)	2004	% of Rev.	2003	% of Rev.
North America (1):
Operating revenue	$96,967	100.0%	$86,368	100.0%
Operating expenses:
Maintenance of way	11,169	11.5%	8,938	10.3%
Maintenance of equipment	3,666	3.8%	3,526	4.1%
Transportation	28,168	29.0%	23,347	27.0%
Equipment rental	9,493	9.8%	8,147	9.4%
SG&A	19,278	19.9%	17,846	20.7%
Depreciation and amortization	6,596	6.8%	5,489	6.4%

Total operating expenses	78,370	80.8%	67,293	77.9%

Operating income	$18,597	19.2%	$19,075	22.1%

Operating ratio (2)	80.8%		77.9%

Australia:
Operating revenue	$39,244	100.0%	$20,751	100.0%
Operating expenses:
Maintenance of way	3,218	8.2%	2,819	13.6%
Maintenance of equipment	3,120	7.9%	1,666	8.0%
Transportation	21,771	55.5%	11,974	57.7%
Equipment rental	1,246	3.2%	113	0.5%
SG&A	3,641	9.3%	2,078	10.0%
Depreciation and amortization	3,682	9.4%	3,083	14.9%

Total operating expenses	36,678	93.5%	21,733	104.7%

Operating income (loss)	$2,566	6.5%	($982)	(4.7%)

Operating ratio (2)	93.5%		104.7%

(1)	excludes Corporate

(2)	defined as total operating expenses divided by total operating revenue